Exhibit 99.1

Item 6.  Selected Financial Data.

The following table shows our selected financial and operating data for the periods and as of the dates indicated, which is derived from our consolidated financial statements. On October 5, 2010, we closed our IPO of 3,730,600 common units. In conjunction with the IPO, on September 29, 2010 Wexford became obligated to contribute their membership interests in Rhino Energy LLC to us. For ease of reference, we present the historical results of Rhino Energy LLC as our historical results which also includes the portion of fiscal year 2010 results prior to the IPO that contributed to the total 2010 figures presented below as a total for us. The selected historical consolidated financial data presented as of and for the years ended December 31, 2009 are derived from the audited historical consolidated financial statements of Rhino Energy LLC that are not included in this report. The selected historical consolidated financial data presented as of December 31, 2011 and 2010 are derived from our audited historical consolidated financial statements that are not included in this report. The selected historical consolidated financial data presented as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 are derived from our audited historical consolidated financial statements that are included elsewhere in this report.

The following selected consolidated financial data should be read in conjunction with “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data.”

The following table presents a non-GAAP financial measure, Adjusted EBITDA, which we use in our business as it is an important supplemental measure of our performance and liquidity. Adjusted EBITDA represents net income before interest expense, income taxes and depreciation, depletion and amortization (“DD&A”), including our proportionate share of DD&A and interest expense for our Rhino Eastern joint venture that is accounted for under the equity method. Adjusted EBITDA also excludes the effect of certain non-cash and/or non-recurring items. This measure is not calculated or presented in accordance with GAAP. We explain this measure under “—Non-GAAP Financial Measure” and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP.

In addition, prior to the issuance of our 2013 financial statements, a determination was made that we had incorrectly calculated and reported our liability and costs for black lung benefits. We had previously accounted for our black lung benefit liability using an event driven approach. It was determined the we should have accounted for our black lung benefit liability using a service cost approach because this approach matches black lung costs over the service lives of the miners who ultimately receive black lung benefits. As a result, the following financial information as of and for the years ended December 31, 2012 and 2011 have been revised from the amounts previously reported to correctly report our liability and costs for black lung benefits. The financial data as of and for the years ending 2010 and 2009 have not been revised since the data to calculate the impact for these periods was not readily available.

Certain prior year amounts have also been reclassified from continuing operations to discontinued operations due to the sale of our Utica Shale property in March 2014. See “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data.” for more information regarding the same of our Utica Shale property.

	For the Year Ended December 31,
(in thousands, except per unit and per ton data)	2013	2012	2011	2010	2009
Statement of Operations Data:
Total revenues	$272,265	$351,743	$367,221	$305,647	$419,790
Costs and Expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	199,705	247,719	267,603	220,756	336,335
Freight and handling costs	1,294	5,833	4,329	2,634	3,991
Depreciation, depletion and amortization	39,627	41,274	36,325	34,108	36,279
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	19,800	20,442	21,815	16,449	16,754
Asset impairment loss	1,667	—	—	652	—
(Gain) loss on sale/acquisition of assets—net	(10,359)	(4,890)	(3,172)	(10,716)	1,710
Total costs and expenses	251,734	310,378	326,900	263,883	395,069
Income from operations	20,531	41,365	40,321	41,764	24,721
Interest and other income (expense):
Interest expense and other	(7,898)	(7,767)	(6,062)	(5,338)	(6,222)
Interest income and other	207	92	51	24	70
Equity in net income (loss) of unconsolidated affiliate	(4,729)	5,757	2,988	4,699	893
Total interest and other income (expense)	(12,420)	(1,918)	(3,023)	(615)	(5,259)
Income before income taxes from continuing operations	8,111	39,447	37,298	41,149	19,462
Income tax	—	—	—	—	—
Net income from continuing operations	8,111	39,447	37,298	41,149	19,462
Income from discontinued operations	1,307	88	—	—	—
Net income	$9,418	$39,535	$37,298	$41,149	$19,462
Basic and diluted net income per limited partner common unit: (1)
Net income per unit from continuing operations	$0.29	$1.39	$1.40	$0.22	n/a
Net income per unit from discontinued operations	0.04	0.01	—	—	n/a
Net income per common unit, basic and diluted	$0.33	$1.40	$1.40	$0.22	n/a
Distributions paid per limited partner unit	$1.78	$1.85	1.8108	n/a	n/a
Weighted average number of limited partner common units outstanding:
Basic	15,751	15,331	13,725	12,400	n/a
Diluted	15,760	15,335	13,744	12,413	n/a
Balance Sheet Data:
Cash and cash equivalents	$423	$461	$449	$76	$687
Property and equipment, net	424,990	433,791	430,242	282,577	270,680
Total assets	567,767	559,876	539,203	358,645	339,984
Total liabilities	271,396	260,082	237,266	111,028	201,583
Total debt - short term and long term	171,046	163,549	143,098	36,528	122,138
Partners’ capital/Members’ equity	$296,371	$299,794	$301,937	$247,617	$138,401
Operating Data (2):
Tons of coal sold	3,673	4,670	4,876	4,306	6,699
Tons of coal produced/purchased	3,689	4,699	4,873	4,312	6,732
Coal revenues per ton (3)	$64.42	$65.22	$68.47	$67.32	$59.98
Cost of operations per ton (4)	$54.37	$53.04	$54.88	$51.27	$50.21
Other Financial Data:
Net cash provided by operating activities	$51,730	$79,744	$66,916	$55,001	$41,495
Net cash used in investing activities	(43,908)	(58,404)	(188,024)	(37,644)	(27,344)
Net cash (used in) provided by financing activities	(7,860)	(21,328)	121,481	(17,968)	(15,401)
Adjusted EBITDA from continuing operations	59,239	89,637	81,221	71,473	63,643
Total Adjusted EBITDA	63,528	89,821	81,221	71,473	63,643
Capital expenditures (5)	$54,522	$61,772	$211,473	$41,250	$29,657

(1)                                 Basic and diluted earnings per unit for 2010 reflects the period from October 6, 2010 to December 31, 2010, which is the period that net income was attributable to us as a publicly traded partnership.

(2)                                 In May 2008, we entered into a joint venture with an affiliate of Patriot that acquired the Rhino Eastern mining complex, which commenced production in August 2008. We have a 51% membership interest in, and serve as manager for, the Rhino Eastern joint venture. The operating data do not include data with respect to the Rhino Eastern mining complex. For the years ended December 31, 2013 and 2012, the joint venture produced and sold approximately 0.2 million tons and approximately 0.3 million tons, respectively, of premium mid-vol metallurgical coal

(3)                                 Coal revenues per ton represent total coal revenues derived from the sale of coal from all business segments, divided by total tons of coal sold for all segments.

(4)                                 Cost of operations per ton represents the cost of operations (exclusive of depreciation, depletion and amortization) from all business segments divided by total tons of coal sold for all segments.

(5)                                 The following table presents a reconciliation of total capital expenditures to net cash used for capital expenditures on a historical basis for each of the periods indicated:

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
	(in thousands)
Reconciliation of total capital expenditures to net cash used for capital expenditures:
Additions to property, plant and equipment	$54,522	$61,772	$91,856	$26,248	$27,836
Acquisitions of coal companies and coal properties	—	—	119,617	15,002	—
Acquisition of roof bolt manufacturing company	—	—	—	—	1,821
Total capital expenditures	$54,522	$61,772	$211,473	$41,250	$29,657

Non-GAAP Financial Measure

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated. We believe the presentation of Adjusted EBITDA that includes our proportionate share of DD&A and interest expense for our Rhino Eastern joint venture is appropriate since our portion of Rhino Eastern’s net income that is recognized as a single line item in our financial statements is affected by these expense items. Since we do not reflect these proportionate expense items of DD&A and interest expense in our consolidated financial statements, we believe that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how we review our results and also provides investors with additional information that they can use to evaluate our results. Adjusted EBITDA also excludes the effect of certain non-cash and/or non-recurring items.

Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income, income from operations and cash flows from operating activities, and these measures may vary among other companies.

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
	(in thousands)
Reconciliation of Adjusted EBITDA to net income:
Net income from continuing operations	$8,111	$39,447	$37,298	$41,149	$19,462
Plus:
Depreciation, depletion and amortization	39,627	41,274	36,325	34,108	36,279
Interest expense	7,898	7,767	6,062	5,338	6,222
Less:
Income tax benefit	—	—	—	—	—
EBITDA from continuing operations(a)	55,636	88,488	79,685	80,595	61,964
Plus: Rhino Eastern DD&A-51%	994	1,070	1,509	1,630	1,460
Plus: Rhino Eastern interest expense-51%	8	79	27	37	219
Less: Gain from Castle Valley acquisition(b)	—	—	—	(10,789)	—
Plus: Non-cash write-off of mining equipment and asset impairment(c)	2,601	—	—	—	—
Adjusted EBITDA from continuing operations(a)	59,239	89,637	81,221	71,473	63,643
Net income from discontinued operations	1,307	88	—	—	—
DD&A included in net income from discontinued operations	2,982	96	—	—	—
Adjusted EBITDA	$63,528	$89,821	$81,221	$71,473	$63,643

Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities Plus:	$51,730	$79,744	$66,916	$55,001	$41,495
Increase in net operating assets	—	—	8,466	10,260	17,190
Decrease in provision for doubtful accounts	—	—	19	—	—
Gain on sale of assets	10,359	4,878	3,172	—	—
Gain on acquisition	—	—	—	10,789	—
Gain on retirement of advance royalties	—	—	—	—	—
Amortization of deferred revenue	1,553	929	532	—	—
Amortization of actuarial gain	145	295	—	—	—
Interest expense	7,898	7,767	6,062	5,338	6,222
Settlement of litigation	—	—	—	—	1,773
Equity in net income of unconsolidated affiliates	—	5,757	2,988	4,699	893
Less:
Decrease in net operating assets	599	3,330	—	—	—
Accretion on interest-free debt	57	222	210	206	200
Amortization of advance royalties	270	244	1,104	865	215
Amortization of debt issuance costs	1,295	1,075	1,043	844	—
Increase in provision for doubtful accounts	—	—	—	—	19
Equity-based compensation	605	873	727	291	—
Loss on sale of assets	—	—	—	73	1,710
Loss on asset impairments	1,667	—	—	652	—
Loss on retirement of advance royalties	182	100	79	396	712
Income tax benefit	—	—	—	—	—
Accretion on asset retirement obligations	2,356	1,896	1,956	2,165	2,753
Equity in net loss of unconsolidated affiliate	4,729	—	—	—	—
Distributions from unconsolidated affiliate	—	2,958	3,351	—	—
EBITDA(a)	59,925	88,672	79,685	80,595	61,964
Plus: Rhino Eastern DD&A-51%	994	1,070	1,509	1,630	1,460
Plus: Rhino Eastern interest expense-51%	8	79	27	37	219
Less: Gain from Castle Valley acquisition(b)	—	—	—	(10,789)	—
Plus: Non-cash write-off of mining equipment and asset impairment(c)	2,601	—	—	—	—
Adjusted EBITDA(a)	63,528	89,821	81,221	71,473	63,643
Less: Net income from discontinued operations	(1,307)	(88)	—	—	—
Less: DD&A inlcuded in net income from dscontinued operations	(2,982)	(96)	—	—	—
Adjusted EBITDA from continuing operations(a)	$59,239	$89,637	$81,221	$71,473	$63,643

(a)                                 Calculated based on actual amounts and not the rounded amounts presented in this table. Totals may not foot due to rounding.

(b)                                 During 2010, we acquired certain assets for cash consideration of approximately $15.0 million from the Trustee of the Federal Bankruptcy Court charged with the sale of the C.W. Mining Company assets, located in Emery and Carbon Counties, Utah (referred to as our Castle Valley mining complex). Because the fair value of the assets acquired exceeded the purchase price, we recorded a non-cash gain of $10.8 million that is reflected in our 2010 financial results. A gain resulted from this acquisition since the assets were purchased in a distressed sale out of bankruptcy. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how management assesses the performance of our business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating our performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of our operating results.

(c)                                  During the first quarter of 2013, we incurred a non-cash expense of approximately $0.9 million due to the write-off of a continuous miner that was damaged at one of our underground mines in Central Appalachia. In addition, during the fourth quarter of 2013, we made a strategic decision to permanently close the mining operations at our McClane Canyon mine in Colorado, which resulted in a non-cash impairment charge of approximately $1.7 million. We believe that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how we assess the performance of our business. We believe the adjustment of these items provides investors with additional information that they can utilize in evaluating our performance. Additionally, we believe the isolation of these items provides investors with enhanced comparability to prior and future periods of our operating results.